Exhibit 99.1

NEWS RELEASE

Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

DEAN FOODS COMPANY REPORTS FIRST QUARTER RESULTS

Company Reports First Quarter Adjusted Diluted Earnings Per Share of $0.48

Full Year Adjusted Diluted Earnings Guidance Raised to a Range of $2.28 to $2.33 Per Share

Company Receives Favorable IRS Ruling Regarding its Spin-Off of Specialty Foods

     DALLAS, May 4, 2005 — Dean Foods Company (NYSE: DF) today announced that the company earned $0.43 per diluted share for the quarter ended March 31, 2005, flat compared to $0.43 per diluted share in the first quarter of 2004. Net income for the first quarter totaled $66.2 million, compared with $69.2 million in the prior year first quarter.

     On an adjusted basis (as defined below), diluted earnings per share increased 7% to $0.48, compared to $0.45 in last year’s first quarter. Adjusted net income for the first quarter was $74.2 million compared with adjusted net income of $73.9 million in the first quarter of 2004.

     “I am pleased with our results for the first quarter,” said Gregg Engles, chairman and chief executive officer. “Our Dairy Group performed very well, exceeding our expectations, and we continued to see strong growth in demand for our national brands. Also, our strategic initiatives to consolidate our branded businesses and spin-off our Specialty Foods Group are progressing as expected. We believe this quarter marks the beginning of what should be a year of significant progress.”

     Net sales for the first quarter totaled $2.7 billion, an increase of 12% over the first quarter of 2004, primarily due to increased selling prices in the Dairy Group resulting from the pass through of higher raw milk costs and continued strong volume growth in the Dairy Group’s fluid milk operations and at WhiteWave Foods.

     Consolidated operating income in the first quarter totaled $150.1 million versus $152.4 million in the first quarter of 2004. Adjusted first quarter operating income totaled $163.1 million, a 2% increase compared to $160.0 million in the first quarter of 2004. The company’s adjusted 2005 operating income margin was 5.95%, down 57 basis points versus the first quarter of the prior year. The decline in the consolidated margin was primarily due to higher raw milk costs and increased costs for resin, fuel, and other key inputs.

     The company repaid a net amount of $151.7 million of debt during the quarter. Long-term debt as of March 31, 2005 was approximately $3.1 billion, including $145.7 million due within one year that is reported as part of current liabilities. At the end of the quarter, approximately $1 billion of the company’s senior credit facility was available for future borrowings.

OUTLOOK FOR THE REMAINDER OF 2005

     “As a result of our stronger than expected first quarter results, we are increasing our earnings guidance for the remainder of the year. We now expect diluted adjusted earnings per share to be between $2.28 and $2.33 in 2005, representing growth of between 13% and 15%,” said Engles. “For the second quarter, we anticipate adjusted diluted earnings per share of between $0.54 and $0.56.”

     All earnings estimates exclude the anticipated effects of the spin-off of the Specialty unit, including the related transaction expenses. The company’s earnings guidance also excludes the impact of stock option expensing, as well as facility closing and reorganization costs and any non-recurring or one-time gains or losses.

SEGMENT RESULTS

     Dairy Group net sales for the first quarter rose 12% to $2.2 billion, from $2.0 billion in the first quarter of 2004. The sales increase was primarily due to higher raw milk costs that were passed along to customers in the form of increased selling prices and a 1.2% increase in fluid milk volumes. The Class I mover, which is an indicator of the company’s raw milk costs, averaged $15.29 per hundred-weight in the first quarter of 2005, a 30% increase over the same period in 2004.

     Dairy Group operating income in the first quarter was $149.8 million, an increase of 7% over last year. Operating margins decreased 30 basis points to 6.8% of sales due primarily to the increased raw milk costs.

     WhiteWave Foods reported first quarter net sales of $286.5 million, a 19% increase compared to the first quarter of 2004. The increase was driven by strong sales growth in the company’s national brands, particularly Horizon Organic, Silk and International Delight.

     Operating income in the first quarter for WhiteWave Foods was $14.6 million, a slight increase over the prior year. Operating margin for the first quarter of 2005 was 5.1%, a decrease of 84 basis points compared to the prior year first quarter. Operating margin was affected by an increase in marketing related spending over the prior year and temporary supply-chain challenges at Horizon Organic related to an industry-wide shortage of raw organic milk during the quarter.

     Specialty Foods’ net sales in the first quarter totaled $157.2 million, down 5% from the first quarter of 2004 primarily due to the company’s exit from the nutritional drinks business in the fourth quarter of 2004 and lower pickle sales, somewhat offset by increased creamer sales. Operating income was $18.4 million, a decrease of 5% from the prior year, due to the decrease in sales. Operating margin was 11.7%, consistent with the first quarter of 2004.

RECENT DEVELOPMENTS

     The company also announced that it has received a favorable ruling from the Internal Revenue Service regarding the planned spin-off of its Specialty Foods unit. The planned debt-free spin-off will create a publicly traded private label and regionally branded packaged foods company with estimated 2005 revenues of approximately $700 million.

     The spin-off is expected to be completed in the third quarter of 2005, subject to registration of the new securities of the spin-off company with the Securities and Exchange Commission and other customary closing conditions.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

     The adjusted financial information contained in this press release eliminates non-recurring or one-time gains or losses, as well as facility closing and reorganization costs, and is provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management.

     For the quarter ended March 31, 2005, the adjusted results reported above differ from the company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	$6.9 million charge ($4.3 million net of tax) related to previously announced reorganizations and facility closings, including consolidation of the WhiteWave Foods Company.

b)	$6.1 million charge ($3.7 million net of tax) related to severance payments made to a former employee and transaction costs related to the planned spin-off of the Specialty Foods Group.

          For the quarter ended March 31 2004, the adjusted earnings per share, operating income and operating margins reported above differ from the company’s results under GAAP by excluding a $7.6 million charge related primarily to facility closings at Madison, WI, Southgate, CA and San Leandro, CA.

     The adjusted financial results contained in this press release are non- GAAP financial measures that eliminate the net expense or net gain related to the items identified above. These numbers are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. Because the company cannot predict the timing and amount of charges associated with facility closings and reorganizations or non-recurring items associated with the company’s operations, management does not consider facility closing or reorganization costs when evaluating the company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. Facility closing and reorganization costs are not recorded in any of the company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three-month period ended March 31, 2005 calculated according to GAAP and on an adjusted basis is attached.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at http://www.deanfoods.com .

ABOUT DEAN FOODS

     Dean Foods is one of the leading food and beverage companies in the United States. Its Dairy Group is the largest processor and distributor of fresh milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The company’s WhiteWave Foods subsidiary is the nation’s leading organic foods company. WhiteWave Foods markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® dairy products and juices, International Delight® coffee creamers and LAND O’LAKES® creamers and cultured products. The company’s Specialty Foods Group is the nation’s leading manufacturer of private label pickles and non-dairy powdered coffee creamer, and maker of a variety of other specialty food products. Dean Foods Company also owns the fourth largest dairy processor in Spain and the leading brand of organic dairy products in the United Kingdom.

FORWARD LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales	$2,743,228	$2,452,151	$2,743,228	$2,452,151
Cost of sales	2,085,264	1,839,706	2,085,264	1,839,706

Gross profit	657,964	612,445	657,964	612,445
Operating costs and expenses	500,948	452,470	494,873	452,470
Facility closings and reorganization costs, net	6,937	7,573

Operating income	150,079	152,402	163,091	159,975
Interest expense	42,612	42,501	42,612	42,501
Other (income) expense	(171)	(1,485)	(171)	(1,485)

Income before income taxes	107,638	111,386	120,650	118,959
Income taxes	41,441	42,146	46,451	45,084

Net income	$66,197	$69,240	$74,199	$73,875

Basic earnings per share:
Net income	$0.44	$0.44	$0.50	$0.47

Basic average common shares (000’s)	149,822	156,105	149,822	156,105
Diluted earnings per share:
Net income	$0.43	$0.43	$0.48	$0.45

Diluted average common shares (000’s)	155,663	162,730	155,663	162,730

[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to facility closings, reorganizations, and the spinoff of Specialty Foods Group. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended
	March 31,
	2005	2004
GAAP diluted earnings per share	$0.43	$0.43
Adjustments:
Facility closings and reorganization costs, net	0.03	0.02
Other nonrecurring operating costs	0.02
Adjusted diluted earnings per share	$0.48	$0.45

Segment Information
(Dollars in thousands)

	GAAP		Adjusted [B]
	Three Months Ended March 31,		Three Months Ended March 31,
	2005	2004	2005	2004
Net sales
Dairy Group	$2,196,448	$1,963,543	$2,196,448	$1,963,543
WhiteWave Foods Company	286,509	240,480	286,509	240,480
Specialty Foods Group	157,157	165,483	157,157	165,483
Corporate / Other	103,114	82,645	103,114	82,645

Total	$2,743,228	$2,452,151	$2,743,228	$2,452,151

Segment operating income (loss)
Dairy Group	$149,780	$139,895	$149,780	$139,895
WhiteWave Foods Company	11,536	14,273	14,609	14,273
Specialty Foods Group	17,667	19,306	18,390	19,306
Corporate / Other	(21,967)	(13,499)	(19,688)	(13,499)

Subtotal	157,016	159,975	163,091	159,975
Facility closings and reorganization costs, net	(6,937)	(7,573)

Total operating income	$150,079	$152,402	$163,091	$159,975

[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to facility closings, reorganizations, and the spinoff of Specialty Foods Group. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	March 31,	December 31,
ASSETS	2005	2004
Cash and cash equivalents	$29,108	$27,572
Other current assets	1,543,641	1,568,852
Total current assets	1,572,749	1,596,424

Property, plant & equipment	1,952,506	1,946,992

Intangibles & other assets	4,209,755	4,212,952

Total Assets	$7,735,010	$7,756,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,145,685	$1,106,426

Long-term debt	2,958,844	3,116,032

Other long-term liabilities	886,779	872,773

Stockholders’ equity:
Common stock	1,503	1,492
Additional paid-in capital	1,330,481	1,308,172
Retained earnings	1,425,829	1,359,632
Other comprehensive income	(14,111)	(8,159)

Total stockholders’ equity	2,743,702	2,661,137

Total Liabilities and Stockholders’ Equity	$7,735,010	$7,756,368

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Three Months Ended March 31,
Operating Activities	2005	2004
Net income	$66,197	$69,240
Depreciation and amortization	58,526	54,802
Deferred income taxes	15,703	16,704
(Gain) loss on disposition of assets	803	(638)
Tax savings on equity compensation	5,245	11,763
Write-down of impaired assets	478	2,194
Changes in current assets and liabilities	55,881	(65,112)
Other	(1,704)	1,574

Net cash provided by operations	201,129	90,527
Investing Activities
Additions to property, plant and equipment	(66,608)	(71,306)
Cash outflows for acquisitions	(1,702)	(305,446)
Proceeds from sale of fixed assets	3,364	3,221

Net cash used in investing activities	(64,946)	(373,531)
Financing Activities
Proceeds from the issuance of debt	30,561	273,528
Repayment of debt	(182,253)	(43,162)
Issuance of common stock, net of expenses	17,076	37,882
Redemption of common stock		(5,163)
Other	(31)	(100)

Net cash provided by (used in) financing activities	(134,647)	262,985
Increase (decrease) in cash and cash equivalents	1,536	(20,019)
Beginning cash balance	27,572	47,143

Ending cash balance	$29,108	$27,124